SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 19, 2011

Colombia Clean Power & Fuels, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

One Embarcadero Center, Suite 500, San Francisco, CA	94901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02	Termination of Material of Material Definitive Agreement.

As described under Item 5.02 below, effective September 19, 2011, the employment agreement dated July 1, 2011, with Edward P. Mooney was terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a report on Form 8-K filed with the Commission on August 26, 2011, the Board appointed Ronald G. Stovash to succeed Edward P. Mooney, a member of the Board, as the Company’s President and Chief Executive Officer.  On September 19, 2011, Mr. Mooney and the Company entered into a Consulting Agreement, which replaced the employment agreement between the Company and Mr. Mooney and pursuant to which Mr. Mooney agreed to provide various consulting services to the Company.  These consulting services include without limitation, assisting in certain investor relations, public relations, and corporate communication efforts, assisting management in the development and implementation of an overall corporate social responsibility program consistent with legal requirements in the Republic of Colombia, and aiding and assisting the Company in its efforts to secure financing.

Under the Consulting Agreement, the Company will pay Mr. Mooney a consulting fee of $2,500 per month as compensation for his consulting services and a director’s fee of $1,500 per month in his capacity as a member of the Board.  The Company will reimburse Mr. Mooney for his authorized expenses incurred during the term of the Consulting Agreement and related to the services provided to the Company.  The Consulting Agreement is effective as of September 1, 2011, and has an initial two-year term, unless earlier terminated in accordance with its terms or extended by mutual agreement of Mr. Mooney and the Board.  The Company may terminate the Consulting Agreement for Cause, as defined in the Consulting Agreement, with or without notice, in which case no further consulting fees, other than consulting fees that have already been earned, will be payable to Mr. Mooney.

Item 8.01	Other Events.

On August 26, 2011, we reported that we had entered into an agreement to purchase a 70% working interest in coal mining concessions located in the Republic of Colombia from Howerd Milton Cubides Botia.  The correct acreage covered by these claims is approximately 200 acres rather than the amount set forth in the reports on the Form 8-K filed with the commission on August 26, 2011, and August 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Clean Power & Fuels, Inc.

Date: September 19, 2011	By:	/s/ Ronald G. Stovash, CEO
Ronald G. Stovash, CEO